                                                Exhibit 10.29
ORIGIN BANCORP, INC.
2012 STOCK INCENTIVE PLAN
(as amended and restated effective January 1, 2017)

Incentive Agreement
for Performance Unit Award
(Performance-Based Vesting)
This Incentive Agreement for Performance Unit Award (the “Agreement”) is made this [________________ ] (the “Date of Grant”) by and between Origin Bancorp, Inc. (the “Company”) and [___________________] (the “Grantee”) pursuant to the Origin Bancorp, Inc. 2012 Stock Incentive Plan, as amended and restated effective January 1, 2017 (the “Plan”).
WITNESSETH:
WHEREAS, Grantee is employed by the Company in the position of [___________________]; and
WHEREAS, in order to incentivize Grantee to exert substantial efforts to maximize the success of the Company, the Board of Directors desires to grant an award to the Grantee under the Plan upon the conditions and terms contained within this Agreement (the “Award”).
NOW, THEREFORE, the Company and Grantee agree as follows:
ARTICLE I.
PERFORMANCE UNITS
1.1    Grant of Performance Units. The Company hereby grants to Grantee a target number of [____________________] Performance Units (the “Target Number of Performance Units), subject to the terms and conditions provided in this Agreement. Each Performance Unit shall represent a right for the Grantee to receive one (1) share of Stock or cash equal to the Fair Market Value thereof, as determined by the Committee, in its sole discretion, as of the applicable Conversion Date. The “Performance Period” shall mean the period during which the performance criteria and conditions described on Exhibit B (the “Performance Criteria”) will be measured. The Performance Units shall remain unvested during the Performance Period.
1.2    Issue Price. The Grantee shall not be required to pay any issue price to the Company in exchange for the Performance Units granted hereunder or, as applicable, upon the issuance of shares of Stock hereunder.
1.3    Distributions and Voting Rights.
(a)    All dividends and other distributions with respect to shares of Stock attributable to the Award that become payable during the Performance Period will accrue when declared and will be paid to the Grantee, in cash, only upon the settlement of the related Performance Units in accordance with the provisions of Section 1.4 below.
(b)    The Grantee shall not be entitled to vote shares of Stock attributable to the Award prior to the date(s) on which the Grantee becomes a shareholder of record for such shares of Stock.

1.4    Settlement of Award.
(a)    Upon settlement, the Company shall deliver to the Grantee shares of Stock equal to the number of vested Performance Units or cash equal to the Fair Market Value of such shares, or a combination thereof, as determined by the Company in its sole and absolute discretion. The date that the shares and/or cash are delivered shall be the “Settlement Date” of the vested Performance Units. No fractional Shares shall be issued to Grantee.
(b)    To the extent shares of Stock are issued in settlement of this Award, such shares shall be registered in the name of the Grantee and shall be held by Transfer Agent of the Company in an unrestricted shareholder account CTF1. The Company shall direct the Transfer Agent to provide a shareholder statement to the Grantee evidencing outright ownership to the Grantee (or the Grantee’s beneficiary in the event of the Grantee’s death, designated as provided in Section 4.8).
1.5    Vesting. The number of Performance Units eligible to vest (if any) will be determined based on the Company’s achievement of the Performance Criteria during the Performance Period, which shall be certified by the Committee as soon as practicable following the end of the Performance Period but no later than March 15 of the year following the end of the Performance Period (such certification date, the “Conversion Date’). Subject to Section 1.7, the Performance Units will vest on the Conversion Date based on the Company’s achievement of the Performance Criteria during the Performance Period and, except as otherwise provided herein, subject to Grantee’s continued employment on the Conversion Date. The number of Performance Units that may vest ranges from zero percent (0%) to one hundred fifty percent (150%) of the Target Number of Performance Units, depending on actual performance during the Performance Period. In the event any Performance Units have not vested on the Conversion Date, such Performance Units will thereupon be forfeited without consideration payable by the Company and the Grantee will have no further rights with respect thereto.
1.6    Termination of Employment.
(a)    Subject to Section 1.7 and Article III hereto, in the event of Grantee’s (i) death, (ii) Disability, (iii) Termination of Employment without Cause or (iv) Qualified Retirement (each, a “Qualified Termination”) during the Performance Period but prior to the last day of the Performance Period, then Grantee or, as the case may be, Grantee’s estate, will retain a portion of the Performance Units determined by multiplying the total number of Performance Units granted under this Agreement by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of Grantee’s Termination of Employment, and the denominator of which is the number of days in the Performance Period (the “Retained Award”), and the remainder of the Performance Units will be forfeited and canceled as of the date of Grantee’s Termination of Employment. The Retained Award may be earned, in whole, in part, or not at all, to the extent that the Performance Objectives are attained, as provided on Exhibit B attached hereto, and will vest on the Conversion Date.

(b)    For purposes of this Agreement, (i) the term “Qualified Retirement” means the Grantee’s voluntary Termination of Employment upon six (6) months’ prior written notice to the Company on or after attaining age sixty-five (65), and (ii) the term “Cause” shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Grantee and the Company, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, then “Cause” shall have the meaning assigned such term in the Plan.
1.7    Forfeiture of Award. In addition to events of forfeiture described in Article III, in the event of Grantee’s Termination of Employment prior to the Conversion Date for any reason other than a Qualified Termination, this Award shall be forfeited in its entirety. Upon forfeiture, all rights of the Grantee and obligations of the Company hereunder shall be immediately terminated.
ARTICLE II.
CHANGE IN CONTROL OF THE COMPANY
If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Award granted hereunder or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Performance Units, then the Award shall become immediately and fully vested on the date of such Change in Control with respect to 100% of the Target Number of Performance Units. In addition, the Board of Directors or its designee may, in its sole discretion, provide for a cash payment to be made to the Grantee for the outstanding Award upon the consummation of the Change in Control, determined on the basis of the Fair Market Value that would be received in such Change in Control by the holders of the Company's securities relating to such shares of Stock.
If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Award granted hereunder or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Performance Units, then the Award or such substitutes therefor shall remain outstanding and be governed by their respective terms and the provisions of the Plan, provided, however, that such Award shall, subject to Section 1.7 hereof, become immediately and fully vested on the last day of the Performance Period with respect to 100% of the Target Number of Performance Units without regard to the performance of the Company or the Acquirer following the Change in Control. Notwithstanding the foregoing, if Participant’s Performance Units are assumed or substituted in connection with a Change in Control, the Target Number of Performance Units will become immediately 100% vested in the event of a termination without Cause within twelve (12) months following the Change in Control.

ARTICLE III.
GRANTEE’S COVENANTS
3.1    Confidentiality. The Grantee understands and acknowledges that (i) during the Grantee’s employment with the Company or any Affiliate thereof, the Grantee will have access to Confidential Information of the Company and its Affiliates; (ii) such Confidential Information and the ability of the Company and its Affiliates to reserve such Confidential Information for their respective and exclusive knowledge and use is of great competitive importance and commercial value to the Company and its Affiliates; (iii) the Company has taken and will continue to take actions to protect the Confidential Information; and (iv) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of such Confidential Information. Accordingly, the Grantee agrees that during the term of the Grantee’s employment with the Company or any Affiliate thereof and, following the termination of such employment, until such time as the Confidential Information becomes generally available to the public through no fault of the Grantee or other person under a duty of confidentiality to the Company thereof, the Grantee will not, except as required by law or legal process, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information the Grantee acquired while employed by the Company or any Affiliate thereof. For purposes of this Agreement, the term “Confidential Information” shall include, without limitation, the identity of customers, personal customer data, strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, vendor and supplier lists, pricing policies, personnel data and other confidential, business, competitive and proprietary information concerning or related to the Company and/or its Affiliates and their respective businesses, operations, financial conditions, results of operations, competitive position and prospects (collectively “Confidential Information”). The parties hereto agree that nothing in this Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.
3.2    Return of Company Property. The parties hereto acknowledge that any material (in computerized or written form) that the Grantee obtains in the course of performing the Grantee’s employment duties with the Company or any Affiliate are the sole and exclusive property of the Company, the Grantee agrees to immediately return any and all records, files, computerized data, documents, Confidential Information, or any other property owned or belonging to the Company in the Grantee’s possession or under the Grantee’s control, without any originals or copies being kept by the Grantee or conveyed to any other person, upon the Grantee’s separation from employment or upon the Company’s request.
3.3    Non-Solicitation of Customers/Employees. The Grantee agrees that during Grantee’s employment by the Company or any Affiliate thereof and for a period of one (1) year thereafter, the Grantee will not directly, or indirectly, on behalf of himself or any other person, entity or enterprise, do any of the following:

(i)Divert or attempt to divert from the Company or any Affiliate thereof any business by influencing or attempting to influence or soliciting or attempting to solicit any customers of the Company or any Affiliate thereof or any particular customer with whom the Company or any Affiliate thereof had business contacts in the one-year period immediately preceding the Grantee’s termination or with whom the Grantee may have dealt at any time during the Grantee’s employment by the Company or an Affiliate thereof. The provisions of this item (i) shall apply in the parishes and counties listed in the Exhibit “A” attached hereto and made a part hereof, as the same may be amended from time to time. The parties agree that Exhibit A may be amended from time to time by the Company, which amendments shall be presented to the Grantee in writing and shall be deemed accepted by the Grantee if the Grantee remains employed by the Company on the third (3rd) business day following receipt of any such amendment.
(ii)Without the prior written consent of the Company, recruit, solicit, hire, attempt to hire, or assist any other person to hire any employee of the Company or an Affiliate thereof or any person who was an employee of the Company or any Affiliate during the six (6) months immediately preceding the Grantee’s Termination of Employment.
(iii)Otherwise assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.
3.4    Remedies. Notwithstanding any other provision of this Agreement, if the Company determines that the Grantee has breached or threatened to breach any provision of this Article III, then, upon written notice of the Company and without consideration, any Performance Units whether or not vested shall be immediately forfeited, the shares and cash (including proceeds received upon a sale of the shares) issued to the Participant shall be subject to recoupment and any and all rights to receive any remaining benefits under this Agreement shall be immediately cancelled. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. Upon the Company’s request, the Grantee shall provide reasonable assurances and evidence of compliance with the restrictive covenants set forth in this Article III. If any court of competent jurisdiction shall deem any provision in this Article III too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The restrictive covenants set forth in this Article III shall survive the termination of this Agreement, the forfeiture of the Award, and the Grantee’s Termination of Employment with the Company and all Affiliates for any reason, and the Grantee shall continue to be bound by the terms of this Article III as if this Agreement was still in effect.

ARTICLE IV.
MISCELLANEOUS PROVISIONS
4.1    Adjustments Upon Changes in Stock. In case of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other changes in the corporate structure or shares of the Company, appropriate adjustments may be made by the Committee or the Board of Directors, as the case may be, (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares subject to this Award. Appropriate adjustments may also be made by the Committee or the Board of Directors, as the case may be, in the terms of any Awards under the Plan, subject to the provisions of the Plan, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis. Any such adjustments made by the Committee or the Board of Directors Performance pursuant to this Section shall be conclusive and binding for all purposes under the Plan.
4.2    Amendment, Suspension, and Termination of Plan.
(a)    The Board of Directors may suspend or terminate the Plan or any portion thereof at any time, and, subject to limitations contained therein and, subject to shareholder approval if required, may amend the Plan from time to time in such respects as the Board of Directors may deem advisable in order that any awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that no such amendment, suspension, or termination shall adversely alter or impair the Award granted hereunder without the consent of the Grantee.
(b)    The Committee may amend or modify the Award granted hereunder in any manner to the extent that the Committee would have had the authority under the Plan initially to grant the Award as so modified or amended; however, no such amendment or modification shall adversely alter or impair the Award granted hereunder without the consent of the Grantee.
(c)    Notwithstanding the foregoing, the Plan and the Agreement may be amended without any additional consideration to the Grantee to the extent necessary to comply with, or avoid penalties under, Section 409A of the Code, even if those amendments reduce, restrict or eliminate rights granted prior to such amendments.
4.3    No Right To Employment/Other Service. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board of Directors or the Committee under the Plan, or the granting of the Award pursuant to this Agreement shall be deemed (a) to create any obligation on the part of the Company or any Affiliate or on the Board of Directors of the Company or such Affiliate to retain the Grantee as an employee, consultant, director or other service provider or to nominate Grantee for election to the Board of Directors, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee, consultant, other service provider, or non-employee director for any period of time or at any particular rate of compensation.

4.4    Plan and Grant Document Control. The grant of the Award hereunder is governed and controlled by the terms of the Plan and this Agreement. All the provisions of the Plan, as such may be amended from time to time, are hereby incorporated into this Agreement by this reference. All capitalized terms utilized in this Agreement shall have the same meaning as in the Plan, except as otherwise specifically provided herein.
4.5    Governing Law. All matters relating to the Plan or to awards granted under the Plan pursuant to this Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the principles of conflict of laws.
4.6    Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Grantee having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.
4.7    No Impact on Benefits. The Award granted hereunder is not compensation for purposes of calculating the Grantee’s rights under any employee benefit plan of the Company or any Affiliate that does not specifically require the inclusion of Awards in calculating benefits.
4.8    Beneficiary Designation. The Grantee may name a beneficiary or beneficiaries to receive any vested portion of the Award that is unpaid at the Grantee’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the Grantee, must be made in such manner as prescribed by the Committee and will be effective only when received by the Committee (or its authorized delegate). If the Grantee has not made an effective beneficiary designation, the deceased Grantee’s beneficiary will be the Grantee’s surviving spouse or, if none, the deceased Grantee’s estate. The identity of a Grantee’s designated beneficiary will be based only on the information included in the latest beneficiary designation received by the Committee (or its authorized delegated) and will not be inferred from any other evidence.

4.9    Taxes. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award granted hereunder, if any. No delivery of shares or cash shall be made unless and until appropriate arrangements for the payment of such taxes have been made. With respect to withholding required upon any taxable event arising as a result of the Award granted hereunder, the Grantee may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock of the Company having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. Alternatively, the Grantee may elect for such taxes to be withheld from other compensation otherwise due to the Grantee from the Company and provided Grantee’s other compensation is sufficient to cover such taxes. All such elections shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. All such elections shall be made and filed with the Committee in the manner determined by the Committee on or before the Conversion Date, or such earlier date as shall be determined by the Committee. If an election has not been made by the Grantee, or the amount of the taxes required to be withheld has not been remitted by the Grantee to the Company on or before the Conversion Date, the Grantee hereby authorizes the Company to withhold from amounts payable under the Award cash or shares of Stock of the Company having a Fair Market Value equal to the tax required to be withheld.
4.10    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
4.11    Severability. In the event any provision of the Plan or this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or this Agreement, and the Plan or this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
4.12    Transfer Restrictions. The Performance Units issued to the Grantee hereunder may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Grantee prior to the Settlement Date. Any attempt to transfer any Performance Units in violation of this Section 4.12 shall be null and void and shall be disregarded. The terms of this Agreement and the Plan shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.
4.13    Compensation Recoupment Policy. This Agreement shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the date first noted above.

ORIGIN BANCORP, INC.	GRANTEE
By:_____________________________	By:_____________________________

________________________________	________________________________
Print Name	Print Grantee Name

________________________________	________________________________
Title	Address

________________________________
City, State, Zip Code

ORIGIN BANCORP, INC. 2012 Stock Incentive Plan Incentive Agreement for Performance Unit Award EXHIBIT B PERFORMANCE CRITERIA

1.    Number of Performance Units. The Target Number of Performance Units shall be divided into two categories composed of an equivalent number of Performance Units (each such category being a "Unit Group"). Subject to the terms and limitations of the Award Agreement and the Plan, each Unit Group will vest based on its achievement of the specified performance standard (the “Performance Criteria”) for such group, as described in this Exhibit B, during the Performance Period.

2.ROAA Unit Group – The Grantee shall vest with respect to that percentage of the Performance Units in this group that corresponds to the Company's Performance Period ROAA as set forth in the following table, rounded down to the next whole Performance Unit. Units awarded for performance between levels shall be determined by straight linear interpolation.

Company's Performance Period ROAA	Percentage of Performance Units Vesting
< [ 1.02 ] %	0%
= [ 1.02 ] %	50%
= [ 1.20 ] %	100%
≥ [ 1.38 ] %	150%
3.ROAE Unit Group – The Grantee shall vest with respect to that percentage of the Performance Units in this group that corresponds to the Company's Performance Period ROAE as set forth in the following table, rounded down to the next whole Performance Unit. Units awarded for performance between levels shall be determined by straight linear interpolation

Company's Performance Period ROAE	Percentage of Performance Units Vesting
< [ 9.91 ] %	0%
= [ 9.91 ] %	50%
= [ 11.66 ] %	100%
≥ [ 13.41 ] %	150%
4.Defined Terms – Capitalized terms used in this Exhibit that are not defined in the Plan shall have the meaning ascribed below.

“Average Company Assets” shall mean “Average Total Assets” for the correspondent Fiscal Year as reported in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report.

“Average Company Equity” shall mean “Average Stockholders’ Equity” for the correspondent Fiscal Year as reported in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report.

“Net Income” shall mean “Net Income” for the correspondent Fiscal Year as reported in Item 8, “Consolidate Statements of Income” of the Company’s Annual Report.

“Fiscal Year” shall mean “January 1 to December 31”.

"Fiscal Year ROAA" shall mean, for each Fiscal Year, the Company’s annualized Net Income divided by Average Company Assets.

"Fiscal Year ROAE" shall mean, for each Fiscal Year, the Company’s annualized Net Income divided by Average Company Equity.

“Performance Period” shall mean the three-year period commencing on January 1, 2022 and ending on December 31, 2024.

“Performance Period ROAA” shall mean the average Fiscal Year ROAA during the Performance Period.

“Performance Period ROAE” shall mean the average Fiscal Year ROAE during the Performance Period.

5.    Determination by Committee. The determination of whether and to what extent the Performance Criteria has been satisfied during the applicable Performance Period shall be made by the Committee, in its sole and absolute discretion, which shall be binding on all persons. The percent of the Performance Units awarded for performance between levels shall be determined by straight linear interpolation. Notwithstanding any provision of this Plan or this Agreement to the contrary, for purposes of determining satisfaction of the Performance Criteria, the following items may be disregarded: (i) a change in accounting principle, (ii) financing activities of the Company, (iii) intercompany dividends, (iv) expenses for restructuring or productivity initiatives, (v) other non-operating items, (vi) acquisitions or dispositions, (vii) discontinued operations, (viii) unusual or extraordinary events, transactions or developments, (ix) amortization of intangible assets, other significant income or expense outside the Company’s core on-going business activities, (x) other nonrecurring, unusual or infrequent items or events, and (xi) changes in the Internal Revenue Code or other applicable law, as determined in the sole discretion of the Committee.

11